Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Belden Inc. for the registration of debt securities, warrants, common stock, preferred stock, depositary shares, purchase contracts, or units and to the incorporation by reference therein of our report dated February 25, 2016, except for the retrospective adjustments disclosed in Notes 1, 2, 5, 10, 12, and 13, as to which the date is May 31, 2016, with respect to the consolidated financial statements and schedule of Belden Inc. included in its Current Report on Form 8-K dated May 31, 2016, and our report dated February 25, 2016, with respect to the effectiveness of internal control over financial reporting of Belden Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2015, both filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

St. Louis, Missouri

May 31, 2016